SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        May 14, 2003

NRG Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15891	41-1724239
(Commission File Number)	(IRS Employer
Identification No.)

901 Marquette Avenue, Suite 2300 Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-373-5300

(Former name or former address, if changed since last report)

SIGNATURES
EX-99.1 Press Release Issued May 14, 2003
EX-99.2 Press Release Issued May 15, 2003

Item 3. Bankruptcy or Receivership.

On May 14, 2003 NRG Energy, Inc. (“NRG”) and certain of its U.S. affiliates -, (collectively, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), In re: NRG ENERGY, INC., et. al., Case No. 03-13024 (PCB) . NRG is an indirect subsidiary of Xcel Energy, Inc. (NYSE: XEL). Neither Xcel Energy nor any of Xcel Energy’s other subsidiaries were included in the filing. The company expects operations to continue as normal during the restructuring process, while it operates its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 5. Other Events and Regulation FD Disclosure.

In connection with its Chapter 11 filing, NRG also announced that the company had secured a $250 million debtor-in-possession (DIP) financing facility from GE Capital Corporation, subject to Bankruptcy Court approval, to be utilized by its NRG Northeast Generating LLC subsidiary (NEG) and some NEG subsidiaries. The company anticipates that the DIP, together with its cash reserves and its ongoing revenue stream, will be sufficient to fund its operations, including payment of employee wages and benefits, during the reorganization process. On May 14, 2003, NRG issued a press release announcing the bankruptcy filing and the debtor-in-possession financing. A copy of the press release is filed as an exhibit hereto.

On May 15, 2003, NRG announced that it has been notified that the New York Stock Exchange (NYSE) has suspended trading in NRG’s corporate units that trade under the ticker symbol NRZ and that an application to the Securities and Exchange Commission to delist the Units is pending the completion of applicable procedures, including appeal by NRG of the NYSE staff’s decision. NRG does not plan to make such an appeal. The NYSE took this action following NRG’s announcement that it and certain of its U.S. affiliates had filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. A copy of the press release is filed as an Exhibit hereto.

Item 7. Financial Statements and Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description

99.1	Press release issued May 14, 2003, of NRG Energy, Inc.
99.2	Press release issued May 15, 2003, of NRG Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.
(Registrant)

By /s/ Scott J. Davido
Scott J. Davido
Senior Vice President and
General Counsel

Dated: May 15, 2003